Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

July 25, 2018

HELMERICH & PAYNE, INC. ANNOUNCES THIRD QUARTER FISCAL 2018 RESULTS

•                  Quarterly U.S. Land revenue days (activity) increased approximately 7%

•                  H&P’s spot pricing in the U.S. land market increased by approximately 11% during the quarter

•                  Quarterly U.S. Land average rig revenue increased more than $650 per day, 3% sequentially

•                  H&P upgraded 13 FlexRigs® to super-spec(1) capacity during the third fiscal quarter

•                  On June 6, 2018, Directors of the Company declared a quarterly cash dividend of $0.71 per share representing a $0.01 increase from the dividend paid in the prior quarter

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $8 million or $(0.08) per diluted share from operating revenues of $649 million for the quarter ended June 30, 2018, compared to a net loss of $12 million, or $(0.12) per diluted share, on revenues of $577 million for the quarter ended March 31, 2018.  The net losses per diluted share for the third and second fiscal quarters include $(0.07) and $(0.07), respectively, of after-tax losses comprised of select items(2).  Net cash provided by operating activities was $161 million for the third quarter of fiscal 2018 compared to $125 million for the second fiscal quarter of fiscal 2018.

President and CEO John Lindsay commented, “The Company achieved several operational highlights during the quarter in the midst of a super-charged market where we continue to see robust demand for additional FlexRigs and our industry-leading technology.  Moreover, the increase in dayrates speaks to the high value our teams provide and the strong partnerships we continue to nurture with our customers.

“Our U.S. Land operations benefitted from higher activity and pricing as we continued to capitalize on our superior position in the sold-out super-spec market.  We have upgraded 38 FlexRigs to super-spec during the first nine months of the fiscal year bringing the total to 191 super-spec FlexRigs in our U.S. land fleet.  The market is tight for super-spec FlexRigs, and dayrate improvements have accelerated with the average spot dayrate increasing 11% during the quarter. Offsetting these benefits during the quarter however, were unexpected one-time costs which led to a slight decline in our U.S. Land margins.

“Permian bottleneck headlines have clouded the near-term outlook; however, we continue to experience strong demand and are adding rigs accordingly.  Oil prices have remained strong during the quarter and we’re optimistic that E&P spending in 2018 is not yet fully reflecting the inherent potential in these higher than expected oil prices or the prospects for continued momentum into 2019. In addition to the Permian growth, we are seeing improved rig activity in the Eagle Ford, the SCOOP/STACK play in Oklahoma as well as the Bakken.

“Higher crude oil prices positively impacted our international and offshore businesses as additional rigs were contracted during the quarter.  We are actively pursuing opportunities in these segments.

“An increasing number of customers are realizing the long-term value proposition of the services provided by our new technology subsidiaries, MOTIVE® Drilling Technologies, Inc. (“Motive”) and Magnetic Variation Services, LLC (“MagVAR”).  Driven by industry trends toward longer laterals and tighter well spacing, both companies are growing activity at impressive rates.  We believe these technologies are leading edge, create additional opportunities to utilize our digital FlexRig platform, and provide an important step in the evolution of drilling automation.”

(more)

Operating Segment Results for the Third Quarter of Fiscal 2018

U.S. Land Operations:

Segment operating income increased by $7.3 million to $34.3 million sequentially.  The increase in operating results was primarily driven by sequential increases in both quarterly revenue days and average rig revenue per day.  The number of quarterly revenue days increased sequentially by approximately 7%.  Adjusted average rig revenue per day increased by $689 to $23,400(3) as pricing continued to improve throughout the quarter.

The average rig expense per day increased sequentially by $848 to $14,934 as the third fiscal quarter average rig expense was adversely impacted by the wage increase in the Permian mentioned in our last quarter’s earnings call and higher pass-through and other one-time costs.  Corresponding adjusted average rig margin per day declined roughly 2% to $8,466(3).

The segment’s depreciation expense for the quarter includes non-cash charges of $7.0 million for abandonments of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $7.1 million during the second fiscal quarter of 2018.

Offshore Operations:

Segment operating income decreased by $1.7 million to $3.8 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs increased sequentially by approximately 28%, while the average rig margin per day decreased sequentially by $4,818 to $4,686 primarily due to higher than anticipated self-insurance expenses and start-up costs associated with a rig that returned to work during the quarter.  Management contracts on customer-owned platform rigs contributed approximately $4.8 million to the segment’s operating income, compared to approximately $5.1 million during the prior quarter.

International Land Operations:

The segment had operating income of $4.3 million this quarter as compared to an operating loss of $0.7 million during the previous quarter.  The $5.0 million sequential increase in operating income was primarily attributable to sequentially higher revenue days and average rig revenue per day.  Revenue days increased during the quarter by 15% to 1,762 driven by additional rigs returning to work in Colombia.  The average rig margin per day increased by $1,461 to $9,994.

Operational Outlook for the Fourth Quarter of Fiscal 2018

U.S. Land Operations:

•                  Quarterly revenue days expected to increase by approximately 6% sequentially, representing an average rig count of approximately 230 rigs for the quarter

•                  Average rig revenue per day expected to be roughly $24,000 (excluding any impact from early termination revenue)

•                  Average rig expense per day expected to be roughly $14,700

Offshore Operations:

•                  Quarterly revenue days expected to decrease by approximately 4% sequentially, representing an average rig count of 6 rigs for the quarter

•                  Average rig margin per day expected to be approximately $13,000

•                  Management contracts expected to generate approximately $3 to $4 million in operating income

International Land Operations:

•                  Quarterly revenue days expected to increase by approximately 3% sequentially, representing an average rig count of 19-20 rigs for the quarter

•                  Average rig margin per day expected to be roughly $9,000

Other Estimates for Fiscal 2018

•                  Capital expenditures are now expected to be approximately $450 million.

•                  General and administrative expenses for fiscal 2018 are now expected to be approximately $200 million.

•                  Depreciation is still expected to be approximately $585 million, inclusive of abandonment charges estimated at approximately $35 million.

Select Items Included in Net Income (or Loss) per Diluted Share

Third Quarter of Fiscal 2018 net loss of $(0.08) per diluted share included $(0.07) in after-tax losses comprised of the following:

•                  $0.04 of after-tax income from long-term contract early termination compensation from customers

•                  $0.03 of after-tax gains related to the sale of used drilling equipment

•                  $(0.01) of incremental income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act(4) in calculating the Company’s deferred income tax liability

•                  $(0.05) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

•                  $(0.08) of additional discrete tax items impacting the quarter

Second Quarter of Fiscal 2018 net loss of $(0.12) per diluted share included $(0.07) in after-tax losses comprised of the following:

•                  $0.04 of after-tax gains related to the sale of used drilling equipment

•                  $0.03 of after-tax income from long-term contract early termination compensation from customers

•                  $0.01 of incremental income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act(4) in calculating the Company’s deferred income tax liability

•                  $(0.06) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

•                  $(0.09) of after-tax losses from discontinued operations related to adjustments resulting from currency devaluation

Conference Call

A conference call will be held on Thursday, July 26, 2018 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s third quarter fiscal 2018 results. Dial-in information for the conference call is (877) 876-9173 for domestic callers or (785) 424-1667 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world as well as develops and implements advanced automation, directional drilling and survey management technologies. H&P’s fleet includes 350 land rigs in the U.S., 38 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig and Family of Solutions, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

(2) See the corresponding section of this release for details regarding the select items.

(3) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(4) On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law, effective January 1, 2018.  H&P continues to analyze the effect of the new tax law on the Company’s tax position, which may result in further adjustments to our income tax provision.

Contact:  Dave Wilson, Director of Investor Relations

investor.relations@hpinc.com

(918) 588-5190

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
CONSOLIDATED STATEMENTS OF	June 30	March 31	June 30	June 30
OPERATIONS	2018	2018	2017	2018	2017

Operating Revenues:
Drilling — U.S. Land	$536,582	$482,729	$405,516	$1,480,951	$1,000,119
Drilling — Offshore	37,669	32,983	33,711	104,018	103,758
Drilling — International Land	63,297	52,459	55,075	178,970	157,863
Other	11,324	9,313	4,262	26,504	10,697
	$648,872	$577,484	$498,564	$1,790,443	$1,272,437

Operating costs and expenses:
Operating costs, excluding depreciation and amortization	444,511	385,556	337,463	1,203,150	881,971
Depreciation and amortization	144,579	145,675	145,043	433,521	431,667
General and administrative	52,399	48,325	42,890	147,272	110,671
Research and development	5,479	4,436	3,058	13,149	8,585
Income from asset sales	(4,313)	(5,255)	(1,862)	(15,133)	(17,593)
	642,655	578,737	526,592	1,781,959	1,415,301

Operating income (loss)	6,217	(1,253)	(28,028)	8,484	(142,864)

Other income (expense):
Interest and dividend income	2,109	1,847	1,700	5,680	4,028
Interest expense	(5,993)	(6,028)	(6,364)	(17,794)	(17,503)
Other	28	(121)	(911)	437	(350)
	(3,856)	(4,302)	(5,575)	(11,677)	(13,825)

Income (loss) from continuing operations before income taxes	2,361	(5,555)	(33,603)	(3,193)	(156,689)
Income tax provision (benefit)	10,535	(3,922)	(10,478)	(494,028)	(50,537)
Income (loss) from continuing operations	(8,174)	(1,633)	(23,125)	490,835	(106,152)

Income from discontinued operations, before income taxes	8,383	1,263	3,223	9,127	2,705
Income tax provision	8,217	11,509	1,897	19,743	2,233
Income (loss) from discontinued operations	166	(10,246)	1,326	(10,616)	472

NET INCOME (LOSS)	$(8,008)	$(11,879)	$(21,799)	$480,219	$(105,680)

Basic earnings per common share:
Income (loss) from continuing operations	$(0.08)	$(0.03)	$(0.22)	$4.47	$(0.99)
Income (loss) from discontinued operations	$—	$(0.09)	$0.01	$(0.10)	$—

Net income (loss)	$(0.08)	$(0.12)	$(0.21)	$4.37	$(0.99)

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.08)	$(0.03)	$(0.22)	$4.45	$(0.99)
Income (loss) from discontinued operations	$—	$(0.09)	$0.01	$(0.10)	$—

Net income (loss)	$(0.08)	$(0.12)	$(0.21)	$4.35	$(0.99)

Weighted average shares outstanding:
Basic	108,905	108,868	108,572	108,818	108,470
Diluted	108,905	108,868	108,572	109,338	108,470

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	June 30	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2018	2017

ASSETS
Cash and cash equivalents	$306,426	$521,375
Short-term investments	44,279	44,491
Other current assets	782,773	669,398
Current assets of discontinued operations	—	3
Total current assets	1,133,478	1,235,267
Investments	92,702	84,026
Net property, plant, and equipment	4,883,378	5,001,051
Other assets	156,314	119,644

TOTAL ASSETS	$6,265,872	$6,439,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$381,667	$344,311
Current liabilities of discontinued operations	1	74
Total current liabilities	381,668	344,385
Non-current liabilities	933,465	1,434,098
Non-current liabilities of discontinued operations	14,548	4,012
Long-term debt less unamortized discount and debt issuance costs	493,700	492,902
Total shareholders’ equity	4,442,491	4,164,591

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,265,872	$6,439,988

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Nine Months Ended
	June 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2018	2017
		As adjusted
OPERATING ACTIVITIES:
Net income (loss)	$480,219	$(105,680)
Adjustment for loss from discontinued operations	10,616	(472)
Income (loss) from continuing operations	490,835	(106,152)
Depreciation and amortization	433,521	431,667
Changes in assets and liabilities	(579,255)	(92,919)
Income from asset sales	(15,133)	(17,593)
Other	28,603	25,367
Net cash provided by operating activities from continuing operations	358,571	240,370
Net cash used in operating activities from discontinued operations	(150)	(115)
Net cash provided by operating activities	358,421	240,255

INVESTING ACTIVITIES:
Capital expenditures	(322,658)	(300,275)
Purchase of short-term investments	(52,159)	(48,958)
Payment for acquisition of business, net of cash acquired	(47,886)	(70,416)
Proceeds from sale of short-term investments	52,470	53,150
Proceeds from asset sales	28,049	17,921
Net cash used in investing activities	(342,184)	(348,578)

FINANCING ACTIVITIES:
Dividends paid	(230,368)	(229,061)
Proceeds from stock option exercises	5,160	10,884
Payments for employee taxes on net settlement of equity awards	(5,978)	(6,274)
Net cash used in financing activities	(231,186)	(224,451)

Net decrease in cash and cash equivalents	(214,949)	(332,774)
Cash and cash equivalents, beginning of period	521,375	905,561
Cash and cash equivalents, end of period	$306,426	$572,787

“As adjusted” — Effective October 1, 2017, we adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The cash flow statement for the nine months ended June 30, 2017 has been adjusted to reflect changes that were applied retrospectively from that adoption.

	Three Months Ended			Nine Months Ended
	June 30	March 31	June 30	June 30
SEGMENT REPORTING -Unaudited	2018	2018	2017	2018	2017
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$536,582	$482,729	$405,516	$1,480,951	$1,000,119
Direct operating expenses	362,037	317,688	277,372	978,789	686,227
General and administrative expense	14,788	14,011	13,347	42,792	37,562
Depreciation	125,418	123,955	122,777	373,211	367,048
Segment operating income (loss)	$34,339	$27,075	$(7,980)	$86,159	$(90,718)

Revenue days	19,917	18,666	16,577	56,946	39,527
Average rig revenue per day	$23,698	$22,928	$21,986	$23,027	$22,902
Average rig expense per day	$14,934	$14,086	$14,256	$14,209	$14,942
Average rig margin per day	$8,764	$8,842	$7,730	$8,818	$7,960
Rig utilization	63%	59%	52%	60%	42%

OFFSHORE OPERATIONS
Revenues	$37,669	$32,983	$33,711	$104,018	$103,758
Direct operating expenses	30,146	23,595	23,656	74,863	72,524
General and administrative expense	1,126	1,106	969	3,397	2,787
Depreciation	2,617	2,833	2,630	7,804	9,295
Segment operating income	$3,780	$5,449	$6,456	$17,954	$19,152

Revenue days	574	450	546	1,484	1,785
Average rig revenue per day	$35,293	$33,583	$35,644	$34,924	$34,204
Average rig expense per day	$30,607	$24,079	$24,141	$26,394	$23,300
Average rig margin per day	$4,686	$9,504	$11,503	$8,530	$10,904
Rig utilization	79%	63%	75%	68%	77%

INTERNATIONAL LAND OPERATIONS
Revenues	$63,297	$52,459	$55,075	$178,970	$157,863
Direct operating expenses	46,810	39,249	35,006	132,796	120,537
General and administrative expense	995	832	714	2,959	2,303
Depreciation	11,160	13,073	14,428	36,044	40,248
Segment operating income (loss)	$4,332	$(695)	$4,927	$7,171	$(5,225)

Revenue days	1,762	1,530	1,633	4,878	3,660
Average rig revenue per day	$33,941	$32,796	$32,708	$34,919	$41,134
Average rig expense per day	$23,947	$24,263	$19,645	$24,941	$30,328
Average rig margin per day	$9,994	$8,533	$13,063	$9,978	$10,806
Rig utilization	50%	45%	47%	47%	35%

Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$64,587	$54,750	$41,059	$169,652	$94,861
Offshore Operations	$5,057	$5,199	$5,181	$14,354	$15,678
International Land Operations	$3,492	$2,281	$1,663	$8,634	$7,312

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Nine Months Ended
	June 30	March 31	June 30	June 30
	2018	2018	2017	2018	2017
Operating income (loss) - Unaudited
U.S. Land	$34,339	$27,075	$(7,980)	$86,159	$(90,718)
Offshore	3,780	5,449	6,456	17,954	19,152
International Land	4,332	(695)	4,927	7,171	(5,225)
Other	(7,226)	(7,015)	(2,569)	(21,558)	(5,752)
Segment operating income (loss)	$35,225	$24,814	$834	$89,726	$(82,543)
Corporate general and administrative	(30,419)	(28,267)	(27,283)	(87,235)	(67,442)
Other depreciation	(3,308)	(3,418)	(3,852)	(10,271)	(11,751)
Inter-segment elimination	406	363	411	1,131	1,279
Income from asset sales	4,313	5,255	1,862	15,133	17,593
Operating income (loss)	$6,217	$(1,253)	$(28,028)	$8,484	$(142,864)

Other income (expense):
Interest and dividend income	2,109	1,847	1,700	5,680	4,028
Interest expense	(5,993)	(6,028)	(6,364)	(17,794)	(17,503)
Other	28	(121)	(911)	437	(350)
Total other income (expense)	(3,856)	(4,302)	(5,575)	(11,677)	(13,825)

Income (loss) from continuing operations before income taxes	$2,361	$(5,555)	$(33,603)	$(3,193)	$(156,689)

SUPPLEMENTARY STATISTICAL INFORMATION

Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	June 30	March 31
	2018	2018
	(in dollars per revenue day)
U.S. Land Operations
Early contract termination revenues	$298	$217
Total impact per revenue day:	$298	$217

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	July 25	June 30	March 31	Q3FY18
	2018	2018	2018	Average
U.S. Land Operations
Term Contract Rigs	129	136	125	130.6
Spot Contract Rigs	98	88	88	88.3
Total Contracted Rigs	227	224	213	218.9
Idle or Other Rigs	123	126	137	131.1
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 07/25/18)

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Segment	FY18	FY19	FY19	FY19	FY19	FY20	FY20
U.S. Land Operations	125.8	113.7	73.1	54.4	38.2	28.3	13.5
International Land Operations	10.0	10.0	10.0	10.0	10.0	9.0	5.2
Offshore Operations	0.3	—	—	—	—	—	—
Total	136.1	123.7	83.1	64.4	48.2	37.3	18.7

(1) The above term contract coverage excludes long-term contracts for which the Company received early contract termination notifications as of 07/25/18. Given notifications as of 07/25/18, the Company expects to generate approximately $2 million in the fourth fiscal quarter of 2018 and approximately $2 million over the next 3 months from early terminations corresponding to long-term contracts and related to its U.S. Land segment. All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

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